Exhibit 10.14

LEASE

THIS	LEASE is made by and between Landlord and Tenant, who agree as follows:

1.	Basic Lease Provisions

1.1.	Landlord: Southern Holdings 3, LLC, a Delaware limited liability company

1.2.	Landlord Notice Address:

Southern Holdings 3, LLC

C/O Olympus Ventures LLC

6600 France Ave S, Suite 550

Minneapolis, MN 55435

With Copy to Property Manager:

Welsh Companies Florida, Inc.

2950 Tamiami Trail North, Suite 200

Naples, FL 34103

1.3.	Tenant: Ensemble RCM LLC a Delaware limited liability company, d/b/a Ensemble Health Partners

1.4.	Tenant Notice Address: Ensemble RCM LLC

d/b/a Ensemble Health Partners 4605

Duke Dr.

Mason, OH 45040

Attn: Justin Shafer

Fax:

Email: justin.shafer@ensemblehp.com

1.5.	Lease Date: September 1, 2019

1.6.	Building. Fifth Third Center, 999 Vanderbilt Beach Road, Naples, Florida 34108 or such other name as Landlord may select from time to time in Landlord’s sole and absolute Discretion; see Exhibit A-1

1.7.	Premises: Suite 506; see Exhibit A1

1.8.	Floor Area of Premises: approximately 3,548 Rentable Square Feet

1.9.	Term: five (5) full Lease Years after the Commencement Date

1.10.	Scheduled Occupancy Date: within thirty (30) days after the mutual execution and delivery of this Lease (see §2.5)

1.11.	Commencement Date: shall be the earlier to occur as between (i) October 1, 2019, (ii) thirty days following the Occupancy Date, and (iii) the date Tenant uses the Premises for business purposes.

1.12.	Termination Date: the last day of the sixtieth (60th) full month following the Commencement Date or such earlier termination date as otherwise provided for herein

1.13.	Annual Base Rent: $88,700.00 for the first Lease Year. See Exhibit A-2

1.14.	Monthly Installment of Base Rent: $7,391.67 for the first Lease Year. See Exhibit A-2

1.15.	Proportionate Share: 2.2017%

1.16.	Tenant Reimbursement: $15.00 per Rentable Square Foot of the Premises

1.17.	Security Deposit: $8,320.06

1.18.	Designated Use: Professional office use

1.19.	Rules & Regulations: Exhibit B

1.20.	Guarantor: TBD

2.	Premises

2.1.

Landlord leases to Tenant, and Tenant leases from Landlord, the Premises described in Section 1.7 above and as depicted on the Floor and Site Plan attached hereto as Exhibit A-1. The Premises is located in a building (the “Building”) described in Section 1.6. The Building and other improvements are located on and about the land shown on the Site Plan attached hereto as Exhibit A-1 (the “Land”). The Building and the adjacent parking garage contain approximately 500 spaces (the “Garage”) and the other improvements and the Land are collectively referred to as the “Project”. Tenant agrees that the Premises shall be deemed to include the number of rentable square feet set forth in Section 1.8 and in no event shall Tenant have the right to challenge, demand, request or receive any change as a result of any claimed or actual error or omission in the square footage of the Premises, the Building or the Proportionate Share. Landlord reserves the right at any time and from time to time to make alterations or additions to the Building or the common areas, and to demolish improvements on and to build additional improvements on the land surrounding the Building and to add or change the name of the Building from time to time, in its sole discretion without the consent of Tenant and the same shall not be construed as a breach of this Lease.

2.2.

Landlord intends to deliver the Premises to Tenant, in there then current “AS- IS”, “WHERE-IS” condition, on or before the Scheduled Occupancy Date set forth in Section 1.9, subject to Force Majeure and Unlawful Holdover (each as defined below) and Tenant agrees that it shall accept possession of the Premises from Landlord in their then current “AS-IS”, WHERE-IS” condition. If in good faith Landlord is delayed or hindered in delivering the Premises to Tenant by any labor dispute, strike, lockout, fire, unavailability of material, labor or any other ordinary construction delay, severe weather, acts of God, restrictive governmental laws or regulations, riots, insurrection, war or other casualty or events of a similar nature beyond its reasonable control (“Force Majeure”), the date for the delivery of the Premises to Tenant shall be extended for the period of delay caused by the Force Majeure. The date Landlord delivers the Premises to Tenant is herein referred to as the “Occupancy Date.” Landlord shall not be subject to any liability for failure to deliver possession of the Premises to Tenant on the Scheduled Occupancy Date and the validity of the Lease shall not be impaired by such failure. By occupying the Premises, Tenant will be deemed to have accepted the Premises in there then current “AS-IS”, “WHERE-IS” condition, and to have acknowledged that they are in the condition called for in this Lease.

2.3.

Tenant’s Work; Tenant Reimbursement. Subject to Tenant complying with applicable laws and obtaining all required permits and consents, Tenant shall have the right to alter the Premises in compliance with the plans and specifications approved by Landlord as hereafter provided (“Tenant’s Work”). Tenant shall submit such plans and specifications to Landlord for approval of Tenant’s Work prior to commencement of Tenant’s Work. Landlord shall be reasonable in its review and approval of all interior, non-structural alterations to the Premises that do not affect any of the Building’s systems; review and approval of all other alterations shall be in Landlord’s sole and absolute discretion. Landlord shall have fourteen (14) business days after receipt of Tenant’s plans and specifications to review and approve Tenant’s plans and specifications or provide its comments in reasonable detail thereto. Tenant shall revise the plans and specifications for Tenant’s Work in accordance with Landlord’s comments and submit such revised plans and specifications to Landlord for approval. Landlord shall have an additional five (5) business days after receipt of the revised plans and specifications to review and approve or provide comments to such revised plans and specifications of Tenant’s Work. This review and approval process shall continue until the plans and specifications for Tenant’s Work are mutually agreed to between Landlord and Tenant, which must occur prior to commencement of Tenant’s Work. Tenant’s contractor for construction of Tenant’s Work shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld. To the extent they are provided to Tenant, Tenant and Tenant’s contractor must comply with Landlord’s reasonable rules and regulations during construction. Tenant shall have no obligation to pay any construction management fee or contractor fee to Landlord or to Landlord’s agents, contractors, property managers or employees.

Subject to the conditions set forth in Section 12 below, and so long as Tenant completes Tenant’s Work, Landlord agrees to pay to Tenant the actual out-of-pocket cost of Tenant’s Work in an amount not to exceed Fifty Three Thousand Two Hundred Twenty Dollars ($53,220.00) (the “Tenant Reimbursement”). In the event that Tenant incurs additional costs as a result of design, material or construction requirements imposed upon Tenant by any governmental entity or for any other reason which exceed the Tenant’s Reimbursement, Tenant shall pay all costs associated with said additional requirements or other reasons. Payment of the actual out-of-pocket cost of Tenant’s Work from the Tenant Reimbursement shall be made within thirty (30) days of the satisfaction of the following conditions: (i) Tenant is in occupancy of the Premises and no event of default exists under the terms of the Lease; (ii) Tenant has completed Tenant’s Work and received and delivered to Landlord a certificate of occupancy for the same; (iii) Tenant has provided Landlord with a detailed statement of all of the costs incurred by Tenant associated with Tenant’s Work certified by Tenant and its general contractor to be accurate, together with full lien waivers for all aspects of Tenant’s Work (including materials and labor) (collectively, the “Tenant Reimbursement Conditions”). Landlord shall be entitled to retain the amount, if any, by which Tenant’s Reimbursement exceeds the actual cost of Tenant’s Work. Notwithstanding anything contained herein to the contrary, in the event Tenant has not delivered to Landlord all of the Tenant Reimbursement Conditions on the date that is 120 days after the Occupancy date, Tenant shall be deemed to have forfeit the Tenant’s Reimbursement in its entirety and Landlord shall be entitled to retain the same.

3.	Term; Early Termination Option; Option to Extend

3.1.

The initial term of this Lease (the “Term”) will commence the Commencement Date as defined in Section 1.11. Unless sooner terminated in accordance with the terms hereof, this Lease will terminate the number of months set forth in Section 1.12 after the Commencement Date. “Lease Year” means that period of 12 consecutive months beginning on the Commencement Date or, if the Commencement Date falls on a day other than the first day of any month, then beginning on the first day of the calendar month immediately following the Commencement Date and each 12-calendar-month period thereafter during the Term; provided that the first Lease Year shall include any partial calendar month between the Commencement Date and such first day of a calendar month. Upon request by Landlord, Tenant shall execute a memorandum in order to confirm Commencement Date and the expiration date of the Initial Term. Notwithstanding anything contained herein to the contrary, Landlord and Tenant hereby acknowledge and agree that Tenant may occupy the Premises during the period from the Occupancy Date to the day immediately preceding the Commencement Date (the “Early Occupancy Period”) solely for the purpose of undertaking and completing Tenant’s Work, provided that during the Early Occupancy Period Tenant shall be bound by and comply with all of the provisions of this Lease except for the requirement to pay Base Rent or Additional Rent.

3.2.

Notwithstanding anything contained herein to the contrary, Tenant shall have a one-time right (the “Early Termination Option”) to terminate the Term at the end of the thirty-sixth (36th) full month of the Term (the “Early Termination Date”) upon at least nine (9) months prior written notice to Landlord (the “Early Termination Notice Date”), provided that (i) Tenant shall, on or before the Early Termination Notice Date, pay to Landlord the Early Termination Fee (as that term is hereinafter defined); (ii) there has not been a default by Tenant of the terms of this Lease beyond any applicable grace periods; and (iii) Tenant shall surrender and return possession of the Premises to Landlord on or before the Early Termination Date in the condition required by the terms of the Lease. In the event Tenant successfully exercises the Early Termination Option and all of the requirements are successfully met, the First Extension Term shall terminate as of the Early Termination Date. The “Early Termination Fee” shall equal the sum of (a) the unamortized costs of the Tenant Reimbursement and the Commission (as that term is herein defined), at a rate of six percent (6%) per annum, and (b) an amount equal to two (2) months of the then current Basic Rent and two (2) months of the then current Additional Rent.

3.3.

Tenant is hereby granted one (1) option to extend the Term for a period of three (3) years. The option period shall be referred to as the “Extended Term”. The Extended Term shall be governed by same covenants and conditions as the Term, except that Base Rent for the Extended Term (“Extended Term Base Rent”) shall be based on the fair market rental rate, as reasonably determined by Landlord, for space of similar size and quality located in a similar building in the Naples, Florida market area, provided that the Extended Term Base Rent shall not be lower than the Base Rent then in effect. If Tenant desires to continue this Lease for any Extended Term, Tenant must give written notice exercising the Extended Term to Landlord on or before the date which is twelve (12) months prior to the expiration of the Term; provided, however, such written notice shall not be effective if any Default exists at the time such written notice is given or at the commencement of the Extended Term for which such notice is given. Landlord shall provide Tenant with the Landlord’s good faith determination of the Extended Term Base Rent within thirty (30) days of receipt of notice of Tenant’s intent to exercise its option for an Extended Term contained herein. Tenant shall have thirty (30) days from its receipt of Landlord’s determination of the Extended Term Base Rent to notify Landlord, in writing, that Tenant does not agree with Landlord’s determination of the Extended Term Base Rent and that Tenant elects to retract its option to extend the Lease Term, in which case the Lease Term, as it may have been previously extended, shall expire on its scheduled expiration date and Tenant’s option to extend the Lease Term (and any subsequent options) shall be void and of no further force and effect. If Tenant does not notify Landlord of such retraction within thirty (30) days of its receipt of Landlord’s notice of Landlord’s determination of the Extended Term Base Rent, the Minimum Annual Rent for the Extended Term in question shall be equal to Landlord’s determination of the Extended Term Base Rent. The option to extend granted by this Lease shall automatically terminate upon the earlier to occur of (a) termination of this Lease; (b) the termination of Tenant’s right to possession of the Premises; (c) the assignment of this Lease by Tenant or the sublease by Tenant of the entire Leased Premises or any part thereof other than to a Permitted Transferee, and otherwise not in accordance with this Lease; or (d) the failure of Tenant to timely or properly exercise the Extended Term. Time is of the essence as to this option to renew.

4.	Rent

4.1.

Tenant shall pay to Landlord the Annual Base Rent as set forth in Section 1.12. The Annual Base Rent shall be paid in Monthly Installments of Base Rent as set forth in Section 1.13. In addition to the Annual Base Rent, Tenant shall pay as additional rent (the “Additional Rent”) all applicable sales tax plus certain charges designated in this Lease. The Annual and Monthly Base Rent are sometimes generically referred to herein as the “Base Rent,” and the Base Rent and Additional Rent are sometimes collectively referred to as the “Rent.”

4.2.

Tenant shall pay Landlord the first Monthly Installment of Base Rent and the Security Deposit simultaneously with the execution and delivery of this Lease by Tenant. All other Rent will be paid to the order of Landlord, in advance, except as expressly set forth in Section 11.4, without any abatement, setoffs or deductions, on the first day of each and every calendar month (the “Rent Day”) at Landlord’s Office, or at such other place as Landlord may designate in writing. In the event the Commencement Date is other than the first day of a calendar month, the Rent for the partial first calendar month of the Term will be prorated on a daily basis based on the number of days in the month. Rent for such partial calendar month shall be paid on the Commencement Date. Any Rent or other sums, if any, payable by Tenant to Landlord under this Lease which are not paid within ten (10) business days after they are due, and any Rent or other sums received and accepted by Landlord more than ten (10) business days after they are due, will be subject to a late charge of five (5%) percent of the amount due. Such late charges will be due and payable as additional rent on or before the next Rent Day. Rent due during the first thirty (30) days following the Commencement Date will not be subject to a late charge.

4.3.

Landlord and Tenant acknowledge and agree that the Base Rent due hereunder together with any adjustments thereto made during the Term of this Lease shall be absolutely net of all costs, expenses, taxes (real and personal), assessments and charges of every kind and nature whatsoever relating to the ownership, occupancy or use of the Premises so that the rental together with any such adjustments constitute the minimum income realized by Landlord from the Premises. Landlord and Tenant further acknowledge and agree that Tenant shall pay for all sales and similar taxes imposed upon the payment of Base Rent, Additional Rent and any and all other charges payable by Tenant hereunder. Tenant will indemnify and hold harmless Landlord from and against such costs, expenses and charges. Notwithstanding anything contained in this Section 4.3 to the contrary, the parties hereto hereby agree that the Tenant Reimbursement and Landlord’s income taxes are specifically excluded from this Section 4.3.

4.4.

If Tenant fails to pay Rent or any other sum due hereunder to Landlord within ten (10) business days after due on three (3) or more occasions in any twelve month period, Landlord may require, by giving written notice to Tenant (and in addition to any late charge or interest accruing pursuant to Section 4.2 above, as well as any other rights and remedies accruing pursuant to Article 17 below, or any other provision of this Lease or at law), that minimum guaranteed rentals are to be paid quarterly in advance instead of monthly. Any acceptance of a monthly rental payment thereafter by Landlord shall not be construed as a subsequent waiver of said rights. Further, if Tenant makes a payment to Landlord by a check which is not honored or is returned unpaid for any reason, Landlord may require, by giving written notice to Tenant (and in addition to any late charge or interest accruing pursuant to Section 4.2 above, as well as any other rights and remedies accruing pursuant to Article 17 below, or any other provision of this Lease or at law), that all future rental payments are to be made on or before the due date by cash, certified check, cashier’s check, money order, or wire transfer and that the delivery of Tenant’s personal or corporate check will no longer constitute a payment of rental as provided in this Lease. Any acceptance of any other form of payment thereafter by Landlord shall not be construed as a subsequent waiver of said rights.

5.	Taxes and Assessments

5.1.	Commencing on the Commencement Date and continuing during the remainder of the Term, Tenant shall pay, as Additional Rent, its Proportionate Share of any Real Estate Taxes (as hereinafter defined).

5.2.

“Real Estate Taxes” shall mean real estate taxes, ad valorem taxes, assessments (general, special, ordinary or extraordinary), sewer rents, rates and charges, taxes based upon the receipt of rent (other than federal, state and local income taxes), and any other federal, state or local charge (general, special, ordinary or extraordinary) which may now or hereafter be imposed, levied or assessed against the Project or any part thereof. In the event that there shall be imposed a tax or assessment of any kind or nature upon, against or with respect to the Project or any part thereof or the rents payable by Tenant or with respect to the Landlord’s ownership interest in the Project, which tax is assessed or imposed by way of substitution for or in addition to all or any part of the Real Estate Taxes, such tax shall be part of the Real Estate Taxes.

5.3.

On each Rent Day during the Term, Tenant shall pay its Proportionate Share of any Real Estate Taxes by depositing with Landlord an amount equal to one-twelfth (1/12th) of the estimated Real Estate Taxes as reasonably determined by Landlord. Landlord reserves the right to adjust such estimates at any time Landlord deems appropriate. If the funds deposited with Landlord shall be insufficient to pay Tenant’s Proportionate Share of the Real Estate Taxes in full at least thirty (30) days prior to the date they become due, Tenant shall, immediately upon demand by Landlord, deposit with Landlord such Additional Rent as may be required by Landlord to enable it to make such payment. In the event the funds deposited with Landlord shall exceed the amount required for the payment of Tenant’s Proportionate Share of Real Estate Taxes, the excess shall be credited by Landlord to the subsequent deposits required to be made by Tenant to pay future Real Estate Taxes or refunded at the end of the Lease. Upon request, Landlord shall furnish Tenant with copies of paid bills for the Real Estate Taxes.

5.4.

During the calendar years in which the Term commences and terminates, Tenant’s liability for its Proportionate Share of any Real Estate Taxes for such year shall be subject to a pro rata adjustment based upon the total number of days in the calendar year falling within the Term.

5.5.

In addition to payment of its Proportionate Share of any Real Estate Taxes, Tenant shall pay in full to the appropriate taxing authority, before delinquent, all municipal, county, and state taxes assessed, levied or imposed upon Tenant’s leasehold interest and all furniture, fixtures, machinery, equipment, apparatus, systems and all other personal property of any kind located at, placed in or used in connection with the Premises or its operation.

6.	Expenses

6.1.	Commencing on the Commencement Date, Tenant shall pay, as Additional Rent, its Proportionate Share of any Operating Expenses (as hereinafter defined).

6.2.

Operating Expenses shall mean all costs and expenses of every kind and nature paid or incurred by Landlord in operating, equipping, policing, protecting, lighting, heating, cooling, insuring, repairing, replacing and maintaining that portion of the Project operated, repaired and maintained by Landlord, and the personal and real property used in conjunction therewith. Operating Expenses shall include, without limitation, those expenses paid or incurred by Landlord for maintaining, operating and repairing the Project, the cost of electricity for the Common Areas and related systems, the cost of steam, water, fuel, heating, lighting, air conditioning, window cleaning, insurance, including, but not limited to, fire, extended coverage, liability, workmen’s compensation, elevator, boiler and machinery, war risk, or any other insurance carried in good faith by Landlord and applicable             to the Project; painting, uniforms, management fees (equal to 5% of the Rent, or if greater, as may be customary in the industry), supplies, sundries, sales or use taxes on supplies or services; janitorial expenses; cost of wages and salaries of all persons engaged in the operation, maintenance and repair of the Project, and so-called fringe benefits, including social security taxes, unemployment insurance taxes, cost of providing coverage for health and disability benefits, cost of any pensions, hospitalization, welfare or retirement plans, group insurance plans, or any other similar or like expenses incurred under the provisions of any collective bargaining agreement, or any other similar or like expenses which Landlord pays or incurs to provide benefits for employees so engaged in the operation, maintenance and repair of the Project; the costs of depreciation and maintenance for movable equipment and personal property; the cost of the maintenance and repair of the HVAC systems, or of major components thereof; the cost of any capital expenditures (structural or otherwise) to the extent described below; the cost of repairs or other activities arising out of the presence of hazardous substances; the cost of any pest examination service; the charges of any independent contractor who, under contract with Landlord or its representatives, does any of the work of operating, maintaining or repairing of the Project; legal and accounting expenses, including, but not limited to such expenses as relate to seeking or obtaining reductions in and refunds of Real Estate Taxes; and any other expenses or charges, whether or not previously mentioned, which in accordance with sound accounting and management principles would be considered as a cost or expense of maintaining, operating, or repairing the Project. If the Project is not fully rented during all or a portion of any calendar year, then Landlord shall make an appropriate adjustment of the Operating Expenses and Real Estate Taxes for such calendar year, employing sound accounting and management principles, to determine the amount of Operating Expenses and Real Estate Taxes that would have been paid or incurred by Landlord had the Project been fully occupied; and the amount so determined shall be deemed to have been the amount of Operating Expenses and Real Estate Taxes for such year. In addition, if Landlord determines in its reasonable judgment that some portion of Operating Expense or Real Estate Tax applies to only some portion of the Project or is partially allocable to the Premises or to other premises in the Building or other buildings or projects, Landlord shall allocate such expense among such premises, buildings and projects in accordance with sound accounting and management principles to determine the amount of Operating Expenses and Real Estate Taxes for the Premises and Project. With respect to capital expenditures, Tenant shall only be obligated to reimburse Landlord after the time the capital expenditure is made and a request for payment is delivered to Tenant in accordance with

Sections 6.3 through 6.5 below, the entire cost of the capital expenditure if the useful life of the item reasonably determined by Landlord is equal or less than the unexpired Term. If the useful life of the item is greater than the unexpired Term, Tenant shall reimburse Landlord for the cost of the expenditure which shall be determined by multiplying the costs by a fraction, the numerator of which is the unexpired Term and the denominator of which is the useful life of the item, each expressed in months. At the time a request for payment is made, Landlord may offer Tenant the option to pay for the capital expenditure in installments amortized over the useful life thereof using the rate of interest designated by Landlord in the notice, which in all events, shall be a reasonable rate of interest under the circumstances.

6.3.

On each Rent Day during the Term, Tenant shall pay its Proportionate Share of Operating Expenses by depositing with Landlord an amount equal to one-twelfth (1/12th) of the estimated Operating Expenses, as reasonably determined by Landlord. If the funds deposited with Landlord shall be insufficient to pay Tenant’s Proportionate Share of Operating Expenses in full, Tenant shall, immediately upon demand by Landlord, deposit with Landlord such Additional Rent as may be required by Landlord to enable it to make such payment. In the event the funds deposited with Landlord shall exceed the amount required for the payment of Tenant’s Proportionate Share of Operating Expenses, the excess shall be credited by Landlord to the subsequent deposits required to be made by Tenant to pay future Operating Expenses or refunded at the end of the Lease.

6.4.

At the time of any adjustment, Landlord shall furnish to Tenant evidence of the increase in Operating Expenses reasonably sufficient to sustain the adjustment. If Tenant is not satisfied with Landlord’s determination of the amount of such Additional Rent, Tenant shall pay the Additional Rent, but Tenant shall have the right to require Landlord to furnish to Tenant a detailed statement of the basis for such increase. As soon as reasonable after the expiration of each calendar year, Landlord will furnish the Tenant a statement showing the following in reasonable details:

(a)	Actual Operating Expenses and Real Estate Taxes for the expired calendar year.

(b)	Estimated Operating Expenses and Real Estate Taxes during the new calendar year

6.5.

In addition to payment of its Proportionate Share of any Operating Expenses, Tenant shall pay certain Special Utility Items in full as Additional Rent on or before the next Rent Day following notification of the expense by Land lord . Special Utility Items shall be those items of cost or expense referenced in Section 9.2 of this Lease.

7.	Use of Premises

7.1.

Tenant shall use and occupy the Premises during the continuance of this Lease solely for the Designated Use set forth in Section 1.17 hereof, and for no other purpose or purposes without the prior written consent of Landlord, which consent may be withheld or granted in Landlord’s sole discretion. No other person or entity other than Tenant (or a permitted subtenant under section 14.1) shall occupy all or any portion of the Premises. Tenant shall not use any portion of the Premises or the Project for any of the prohibited uses described on Exhibit C. In no event shall Tenant use the Premises or the Project in any manner which, in Landlord’s judgment, is or may be inconsistent with the operation of a similar building in the Naples, Florida area. If any governmental license or permit shall be required for the proper and lawful conduct of Tenant’s business or other activity carried on in the Premises or if a failure to procure such a license or permit might or would, in any way, affect Landlord or the Project, then Tenant, at Tenant’s expense, shall duly procure and thereafter maintain such license or permit and submit the same to inspection by Landlord. Tenant, at Tenant’s expense, shall, at all times, comply with the requirements of each such license and permit. Tenant agrees to indemnify, defend and hold harmless Landlord, its licensees, invitees, agents, employees and contractors, from any loss, damage, claim, liability or expense, (including attorney fees) of any kind, type or description, including without limitation, claims for bodily injury, disease, death, property damage or environmental clean-up arising directly or indirectly out of or in connection with Tenant’s failure to obtain or comply with any such license or permit.

7.2.

Tenant shall not use or permit any person to use the Premises in any manner which violates or would create liability under federal, state or local laws, ordinances, rules, regulations or policies. Tenant shall not (either with or without negligence) cause or permit the escape, disposal or release of any biologically or chemically active or other hazardous or flammable substances or materials. Tenant shall not allow the storage or use of such substances or materials in any manner not sanctioned by law or by the highest standards prevailing in the industry for the storage and use of such substances or materials, nor allow to be brought into the Project any such materials or substances except to use in the ordinary course of Tenant’s business, and then only after written notice is given to Landlord of the identity of such substances or materials. Without limitation, hazardous substances and materials shall include those described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Section 6901 et seq., any applicable state or local law and the regulations adopted under these acts. In addition, Tenant shall execute affidavits, representations and the like from time to time at Landlord’s request concerning Tenant’s best knowledge and belief regarding the presence of hazardous or flammable substances or materials on the Premises. In all events, Tenant shall indemnify Landlord in the manner elsewhere provided in this Lease against any liability resulting from any release of hazardous or flammable substances or materials on the Premises during the Term of this Lease, or caused by Tenant or persons acting under Tenant. Landlord shall indemnify Tenant against any liability resulting from any release of hazardous or flammable substances or materials on the Project on or before the date of this Lease, or by Landlord or persons acting on Landlord’s behalf on or after the date of this Lease.

7.3.

Tenant will not place any load upon any floor of the Premises exceeding the floor load per square foot area which it was designed to carry (office space 50psi live, 40psi dead and storage space 125 psi live and 40psi dead) or that which is allowed by law. Landlord reserves the right to prescribe the weight and position of all safes, machines and equipment. Such items shall be placed and maintained by Tenant, at Tenant’s expense, in settings sufficient in Landlord’s judgment, to absorb and prevent vibration, noise and annoyance. If at any time any windows of the Premises are temporarily closed, darkened or covered for any reason whatsoever, including Landlord’s own acts, Landlord shall not be liable for any damage Tenant may sustain thereby, and the Landlord shall not be considered in default under this Lease and Tenant shall not be entitled to any compensation therefor nor abatement of any Base Rent or any other sums due hereunder, nor shall the same release Tenant from its obligations hereunder nor constitute an eviction, construction, actual or otherwise.

7.4.

Tenant shall not do or permit to be done any act which will invalidate or be in conflict with any insurance policy carried by or for the benefit of Landlord with respect to the Project or which might subject Landlord to any liability, nor shall Tenant keep anything in the Premises except as permitted by the fire department, board of fire underwriters, or other authority having jurisdiction, and then only in such manner as not to increase the insurance rate for the Project or Landlord, nor use the Project in a manner which will increase the insurance rate for the Project or Landlord.

7.5.

Tenant shall abide by the commercially reasonable building and parking area rules and regulations and any reasonable modifications or amendments by Landlord (the “Rules and Regulations”). The initial set of Rules and Regulations is attached as Exhibit B.

7.6.	Tenant represents that it is not affiliated with any of the entities (or their respective wholly-owned subsidiaries) listed on Exhibit C attached hereto.

8.	Quiet Enjoyment

8.1.	Tenant’s quiet enjoyment of the Premises will not be disturbed by Landlord or anyone claiming by, through or under Landlord, unless Tenant defaults in the performance of the covenants of this Lease.

9.	Services

9.1.

Tenant shall pay Landlord, as Additional Rent pursuant to Section 6.1 above, all charges made against the Premises for all sewer, water, gas, electricity and other utilities and other services, including janitorial services, used upon or furnished to the Premises (including electricity used or consumed for HVAC and related purposes) as and when due during the term of this Lease. In no event shall Landlord be required to furnish water in excess of that required for ordinary lavatory and kitchen purposes.

9.2.

Air conditioning and heat, whichever is required, excluding legal holidays, shall be provided from 7:00 a.m. to 7:00 p.m., Monday through Friday and from 8:00 a.m. to 1:00 p.m. on Saturday. At Tenant’s request, in accordance with Landlord’s established procedures, Landlord shall furnish after hours HVAC based on a flat hourly rate determined by Landlord from time to time during the Term hereof. Zones must be activated, if at all, in a minimum of two (2) hour cycles. If Tenant uses or consumes water for any other purpose or in unusual quantities (of which fact Landlord shall be the sole judge) Landlord may install a water meter at Tenant’s expense which shall be maintained at Tenant’s expense, to register the water consumption of the Premises, and

Tenant shall pay for water consumed at the Premises. Whenever machines or equipment which generate heat are used in the Premises which affect the temperature otherwise maintained by the air conditioning system, Landlord reserves the right to install supplementary air conditioning equipment in the Premises, and the cost of the equipment, and the expense of its operation and maintenance shall be paid by Tenant. To the extent electricity for such purpose is not separately metered for the Premises, Landlord shall make a determination of Tenant’s usage of electricity supplied to the Building and Tenant agrees to pay for such electricity within thirty (30) days after request therefor from Landlord. Whether or not metered, Tenant shall pay for the electricity at the secondary rate (general service rate) established by the applicable governmental authority or the applicable utility company providing the electricity. Tenant shall also pay for fluorescent or other electric light bulbs or tubes and electric equipment used in the Premises.

9.3.

Any service which Landlord is required to furnish pursuant to this Lease may, at Landlord’s option, be furnished, in whole or in part, by the managing agent of the Building or by one or more independent contractors. Landlord reserves the right to require Tenant to enter into agreements with such independent contractors in form and content approved by Landlord, and reasonably acceptable to Tenant.

9.4.

Landlord shall not be liable for interruption in services caused by riots, strike, labor disputes, accidents or other cause beyond the control of Landlord, or for stoppages or interruptions of any services for the purpose of making necessary repairs or improvements. Failure, interruption, or delay in furnishing services shall not be construed as an act of eviction against the Tenant by the Landlord nor shall such failure, interruption or delay in any way operate as a release from the prompt and punctual performance by the Tenant of the covenants of this Lease.

10.	Insurance

10.1.

Tenant shall maintain in full force and effect policies of broad form general liability insurance providing coverage for the Premises, with policy limits of not less than $2,000,000.00 per person and $2,000,000.00 per occurrence and general aggregate, exclusive of defense costs, and without any provision for a deductible or self insured retention in excess of $50,000.00. In the event any policy or policies of insurance which Tenant is required to maintain shall be written on a “claims made” insurance form, each policy shall have a “retroactive date” which is not later than the Commencement Date. Furthermore, should insurance coverage be written on a claims made basis, Tenant’s obligation to provide insurance shall be extended for an additional period equal to the statute of limitations for such claims in the State of Florida on the Termination Date.

10.2.

Tenant shall maintain in full force and effect through the Term of this Lease policies of all risk property insurance covering its personal property, fixtures and improvements to their full replacement cost, without deduction for depreciation. Such insurance shall provide the broadest coverage then available, including coverage for loss of profits or business income or reimbursement for extra expense incurred as the result of damage or destruction to all or a part of the Premises.

10.3.

All insurance policies which Tenant is required to maintain shall, in addition to any of the foregoing: name Landlord as additional named insured; be endorsed to provide that they shall not be canceled or changed materially in any manner adverse to Landlord for any reason except on thirty (30) days prior written notice to Landlord; and provide coverage to Landlord whether or not the event or occurrence giving rise to the claim is alleged to have been caused in whole or in part by the acts or omissions or negligence of the Tenant or Landlord Certificates of insurance evidencing the coverage and endorsements required hereby shall be delivered by Tenant to Landlord prior to the date thereof. Tenant shall deliver certificates of renewal for such policies to Landlord not less than thirty (30) days prior to the expiration dates thereof. Insurance provided by Tenant may be in the form of blanket insurance policies covering properties in addition to the Project or entities in addition to Tenant; provided, however, that any overall aggregate limit of liability applicable to Landlord or the Project shall be independent from any overall or annual aggregate applicable to other entities or properties.

10.4.

If Tenant fails to provide any of the insurance or subsequently fails to maintain the insurance in accordance with the requirements of this Lease, Landlord may, but is not required to, procure or renew such insurance to protect its own interests only, and any amounts paid by Landlord for such insurance will be Additional Rent due and payable on or before the next Rent Day. Landlord and Tenant agree that any insurance acquired by Landlord shall not cover any interest or liability of Tenant.

10.5.

Landlord and Tenant will require their property insurance carriers to include in their policies a clause or endorsement allowing Landlord and Tenant to release each other from any liability to each other or anyone claiming through or under then by way of subrogation or otherwise for any loss or damage to property caused by or resulting from risks insured against under property insurance for loss, damage or destruction by fire or for other casualty.

10.6.	Tenant shall maintain in full force and effect policies of workers’ compensation and employers liability insurance which shall provide for statutory workers’ compensation benefits.

11.	Damage By Fire Or Other Casualty

11.1.

In the event of damage or destruction by fire or other casualty (“Destruction”) to the Premises or the Project, Landlord shall commence reasonably promptly, and with reasonable due diligence continue, to restore same to substantially the same condition as existed immediately preceding such casualty, except as otherwise provided in this Section 11. Landlord shall have the right to make changes that do not materially change the Premises or access thereto. Landlord shall not be obligated to expend for such repair or restoration an amount in excess of the insurance proceeds plus deductibles and self-insured amounts made available to Landlord for such purpose.

11.2.

If, as a result of any Destruction, (i) more than 50% of the Building shall be damaged or destroyed, or (ii) Landlord reasonably determines that the entire Building must be shut-down for restoration and that such shut-down will continue more than 270 days from the date of the Destruction, or (iii) any material damage or destruction occurs to the Premises during the last twelve (12) months of the then current Term, then Landlord shall have the right, but not the obligation, to terminate, notice to be given within thirty (30) days after the date of the Destruction. Upon the fifteenth (15th) day after such termination notice is given, Tenant shall vacate and surrender the Premises to Landlord, without prejudice, however, to Landlord’s rights and remedies against Tenant under the Lease prior to termination and any Rent owing shall be paid.

11.3.

Tenant shall give immediate notice to Landlord of fire or other casualty at the Premises. If Landlord repairs or restores the Premises, Tenant at its own cost and expense shall promptly repair or replace its trade fixtures, furnishings, equipment, personal property and leasehold improvements in a manner and to a condition equal to that existing prior to the occurrence of the damage or casualty.

11.4.

If the fire, casualty, repairing or rebuilding of the Premises shall render the Premises untenantable, a proportionate reduction of the Annual Base Rent and all other charges, due thereafter shall be abated from the date of the occurrence of such casualty until the date Landlord completes the repairs to the Premises or, in the event Landlord or Tenant elects to terminate this Lease, until the date of termination. Such reduction shall be computed on the basis of the ratio which the floor area of the Premises rendered untenantable bears to the Rentable Floor Area of Premises. Landlord shall not be liable for any delay in the repair or restoration of the Project which is not reasonably within its control.

11.5.

Landlord and Tenant shall look first to any insurance in its favor, including that which the party is required to carry by this Lease, before making any claim against the other party for recovery for loss or damage resulting from fire or other casualty, and to the extent that such insurance, or the insurance required by this Lease, if in force, would have paid the claim, Landlord and Tenant each hereby releases and waives all right of recovery against the other or any one claiming through or under each of them by way of subrogation or otherwise.

11.6.

Tenant acknowledges that Landlord is not required to carry insurance on Tenant’s personal property, fixtures, and improvements, and agrees that Landlord will not be obligated to repair any damage or replace the same. However, subject to reimbursement by Tenant to the extent set forth elsewhere in this Lease, Landlord may insure, repair, restore and replace the Project.

12.	Repairs; Alterations

12.1.

Subject to reimbursement in accordance with Section 6, Landlord, at Tenant’s expense, will keep and maintain the Premises and every part thereof in good repair, ordinary wear and tear and casualty damage excepted. Further, Tenant shall bear the expense of maintaining the Premises in a clean and safe condition in accord with all federal, state and local laws, ordinances and regulations, and the directions of any health officer, fire marshal, building inspector, or other governmental agency having jurisdiction over the Premises and in a manner consistent with the operation of other similar Class A buildings in the greater Naples, Florida area, including keeping the Premises free of rodents, vermin, insects and other pests; however Landlord shall be responsible for performing the work necessary to comply with such laws, ordinances and regulations, at Tenant’s expense. Tenant shall promptly notify Landlord of the need for such work. If Tenant fails to perform any of the work required to be performed by it under this Section 12.1 within ten (10) days after the delivery of written notice thereof by Landlord, Landlord, at Tenant’s expense may perform such work and the cost thereof shall be deemed Additional Rent which shall be due and payable within ten (10) days after written demand for such sums by Landlord.

12.2.

Landlord, at Tenant’s expense, will repair all damage to the Project caused by the moving of Tenant’s fixtures or personal property, or through the negligence or willful acts of Tenant, its agents or invitees. As between Landlord and Tenant, Tenant shall be responsible for the expense of any alterations, changes or improvements to the Premises which may be necessary in order for the Premises and Tenant’s use thereof to be in compliance with the Americans with Disabilities Act of 1990 and its state and local counterparts or equivalents (collectively, the “Disabilities Act”) during the term of this Lease, but Landlord shall be responsible for such compliance as of the commencement of the term.

12.3.

Subject to reimbursement in accordance with Section 6, Landlord will make all other repairs to the Project, its heating, air conditioning and electrical systems, and the common areas, including parking areas. Tenant shall promptly notify Landlord of the need for repair.

12.4.

All repairs and alterations by Tenant must be approved by Landlord prior to commencement thereof. There shall be no reduction in Rent nor shall there by any liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant, or others making or failing to make any repairs, alterations, additions or improvements to any portion of the Project.

12.5.

Tenant shall not make any renovations, alterations, additions or improvements to the Premises without Landlord’s prior written consent. All plans and specifications for such renovations, alterations, additions or improvements shall be approved by Landlord prior to commencement of any work. Landlord’s approval of the plans, specifications and working drawings for Tenant’s alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with laws, rules and regulations of governmental agencies or authorities, including but not limited to the Americans with Disabilities Act, as amended. Notwithstanding Landlord’s approval of any renovations, alterations, additions or improvements to the Premises, all such work shall be done in a good and workmanlike manner and in conformity with all guidelines provided by Landlord and all laws, ordinances and regulations of all public authorities having jurisdiction, that materials of good quality shall be employed therein, that the structure of the Premises shall not be impaired thereby, that the work shall be carried out and completed in an orderly, clean and safe manner, and that, while the work is being performed, Tenant shall maintain builder’s risk insurance coverage with Landlord as a named insured, which insurance coverage shall meet the criteria set forth in this Lease.

After having obtained Landlord’s consent, Tenant agrees that it shall not proceed with any work until (i) Tenant has obtained all required governmental approvals and permits, and (ii) Tenant has provided Landlord reasonable security, in form reasonably approved by Landlord, to protect Landlord against mechanics’ lien claims. In addition, Landlord shall have the right to require performance and completion bonds. Tenant further agrees to provide Landlord (i) written notice of the anticipated start date and actual start date of the work, and (ii) a complete set of half-size (15” X 21”) vellum as-built drawings (and/ or, at Landlord’s option, a computer disc or other electronic file containing the information) prepared by Landlord’s designated architect, provided said architect charges at reasonably competitive prices.

12.6.

All renovations, alterations, additions or improvements made by Tenant upon the Premises, except for movable office furniture and movable trade fixtures installed at the expense of Tenant, shall be and shall remain the property of Landlord, and shall be surrendered with the Premises at the expiration or termination of this Lease, without molestation or injury. In addition, Landlord may designate by written notice to Tenant, the alterations, additions, improvements and fixtures made by or for Tenant which Landlord shall have the right to require Tenant to remove prior to, or at Landlord’s option within six (6) months after, the expiration or termination of this Lease. If Landlord exercises this option by the delivery of written notice thereof to Tenant, then the designated items shall be removed by Tenant and Tenant shall promptly repair any damage to the Premises and restore the Premises to the condition it was prior to the alteration, addition, improvement or fixture installation.

12.7.

Tenant shall keep the Premises free of liens for work claimed to have been done for, or materials furnished to, Tenant and will hold Landlord harmless from any liens which may be placed on the Premises except those attributable to the acts of Landlord. In the event a construction or other lien shall be filed against the Project or Tenant’s interest as a result of any work undertaken by Tenant, or as a result of any repairs or alterations made by Tenant, or any other act of Tenant, Tenant shall, within ten (10) days after receiving notice of the lien, discharge the lien. In the event Tenant shall fail to discharge such lien, Landlord shall have the right, but not the obligation, to procure such discharge, and Tenant shall pay the cost of procuring such discharge to Landlord as Additional Rent upon the next Rent Day.

12.8.

There shall be no reduction in Rent nor shall there be any liability on the part of Landlord by reason of inconvenience, annoyance or injury to business arising from Landlord, Tenant, or others making or failing to make any repairs, alterations, additions or improvements to any portion of the Project.

13.	Eminent Domain

13.1.

If fifty (50%) percent or more of the leasable floor area of the Building or any material portion of the Premises is condemned or taken in any manner, including without limitation any conveyance in lieu of condemnation, for any public or quasi-public use (“Taken”), the Term of this Lease shall cease and terminate as of the date title is vested in the condemning authority.

13.2.

If less than fifty (50%) percent of the leasable floor area of the Building or if any material portion of the Premises is Taken, Landlord shall have the right, but not the obligation, to terminate this Lease by giving written notice within thirty (30) days after being notified of such taking, and in such event, termination shall be effective upon the date designated by Landlord in the notice of termination.

13.3.

The whole of any award or compensation for any portion of the Premises Taken, including the value of Tenant’s leasehold interest under the Lease, shall be solely the property of Landlord. Tenant is not precluded from seeking, at its own expense, an award from the condemning authority for loss of the value of any trade fixtures or other personal property in the Premises, or moving expenses, provided that the award for such claim or claims shall not diminish the award made to Landlord.

13.4.

In the event the Premises or any portion are Taken, Tenant shall have no claim against Landlord for the value of any unexpired Term of this Lease or otherwise. In the event of a partial taking of the Premises that does not result in a termination of this Lease, the Annual Base Rent thereafter shall be partially reduced. The reduction shall be computed on the basis of the ratio that the floor area of that portion of the Premises Taken bears to the rentable floor area of Premises.

14.	Assignment Or Subletting

14.1.

Tenant shall not offer to assign or sublet this Lease, and Tenant shall not assign this Lease or sublet the Premises, without the prior written consent of Landlord and any mortgagee of the Project. Any attempted assignment or subletting without consent shall be invalid. In the event of any permitted assignment or subletting, Tenant shall remain fully responsible and liable for payment of Rent and performance of all of Tenant’s other covenants under this Lease. No assignment or subletting shall be permitted or be binding upon Landlord unless the assignee or subtenant shall deliver to Landlord an instrument acceptable to Landlord (in recordable form, if requested) containing, among other things, an agreement of assumption of all of Tenant’s obligations under this Lease accruing thereafter for the space so sublet or assigned and Landlord shall have received an instrument signed by each Guarantor, if any, in a form reasonably acceptable to Landlord containing, among other things, each Guarantor’s acknowledgement that such Guarantor remains liable under the Guaranty for the obligations under the Lease as assigned or sublet. Tenant agrees to pay all costs and expenses incurred by Landlord in connection with Landlord’s review of any proposed assignment or subletting (including charges for the time of Landlord’s internal personnel) not to exceed $1,500.00, and Landlord may require that Tenant deliver a deposit with Landlord prior to Landlord’s review of the proposed assignment or subletting. Upon the occurrence of an event of default, if all or any part of the Premises are then assigned or sublet, Landlord, in addition to any other remedies shall have the right, but not the obligation, to collect directly from the assignee or subtenant all Rent becoming due to Landlord.

Any collection by Landlord from the assignee or subtenant shall not be construed as a waiver or release of Tenant from the further performance of the covenants of this Lease or the making of a new lease with such assignee or subtenant.

14.2.

Landlord’s consent to Tenant’s request to assign this Lease or sublet the Premises shall not be unreasonably withheld. The parties agree that Landlord may withhold its consent to any proposed assignment or subletting for any reasonable reason, including, but not limited to, the financial condition, creditworthiness or business reputation of the proposed assignee or subtenant, the prevailing market or quoted rental rates for space in the Building or other comparable buildings, and the proposed use of the Premises by, or business of, the proposed assignee or subtenant. In addition, in lieu of giving its consent, if the proposed subletting is for substantially all of the Premises or in the event Tenant proposed to assign the Lease, Landlord may, at its option, within fifteen (15) days after receiving notice of the proposal, terminate this Lease by giving Tenant thirty (30) days written notice of termination, whereupon each party shall be released from any further obligations and liability hereunder.

14.3.

The term “assign,’’ as used herein, shall include (1) any merger, consolidation, voluntary or involuntary transfer by operation of law or otherwise, (2) sale, transfer or creation of stock, partnership, membership or other equity interest by which an aggregate of more than 50% of Tenant’s equity interest shall be vested in a party or parties who are not stockholders as of the Lease Date.

14.4.

In the event Tenant shall sublet all or a portion of the Premises or assign this Lease, fifty (50%) percent of all sums of money or other economic consideration received by Tenant or its affiliates, directly or indirectly, as a result of such subletting or assignment, whether denominated as rent or otherwise, which exceed in the aggregate the total sums which Tenant is obligated to pay Landlord under this Lease (prorated to reflect obligations allocable to that portion of the Premises subject to such sublease) shall be payable to Landlord as additional rent under this Lease without effecting or reducing any other obligation of Tenant hereunder.

15.	Access to Premises

15.1.

Tenant shall permit, and Landlord its representatives, agents and contractors shall have the right, to enter the Premises at all reasonable times for the purposes of (i) inspecting the Premises or the Building, (ii) maintaining the Premises or the Building, (iii) making repairs, alterations or additions to the Premises or the Building and improvements on the land where the Building is situated, or (v) performing any obligations of the Landlord under the Lease. Landlord may show the Premises to prospective purchasers, mortgagees and (during the final year of the term) tenants and may display about the Premises signs advertising the availability of the Premises.

16.	Notice

16.1.

All bills, notices, statements, communications, or demands (collectively the “Notices”) required under this Lease must be in writing. Any Notices from Landlord to Tenant will be deemed to have been duly and sufficiently given on the date delivered if a copy has been personally delivered, on the date sent if sent via telecopy or electronic mail, two (2) business days after they have been mailed by United States mail, postage prepaid, or one (1) business day after they have been sent via overnight courier service to Tenant at the Tenant Notice Address or at such other address as Tenant may designate in writing. Any Notice from Tenant to Landlord will be deemed to have been duly and sufficiently given if delivered to Landlord in the same manner as provided above at the Landlord’s Office or at such other address as Landlord may designate in writing.

17.	Breach, Re-Entry, Termination

17.1.

Each of the following shall be deemed an event of default: (i) Tenant’s failure to make payment of Rent when due as provided in this Lease; or (ii) Tenant’s failure to perform any of the covenants of this Lease; or (iii) Tenant’s violation of the Rules and Regulations; or (iv) Tenant (or any affiliated or related entity of or to Tenant) shall be in default under another lease with Landlord; or (v) if Tenant or another person shall file a petition for relief for Tenant under the bankruptcy laws, or shall make an assignment for the benefit of creditors for Tenant, or if a receiver of any property of the Tenant be appointed in any action, suit or proceeding by or against Tenant, or if Tenant shall admit to any creditor or to Landlord that it is insolvent, or if the interest of Tenant in the Premises shall be sold under execution or other legal process; or (vi) if Tenant shall abandon the Premises.

17.2.

Upon the occurrence of an event of default, Landlord shall have the right to terminate the Lease and shall be entitled to possession of the Premises. Landlord may make its election to terminate known to Tenant by delivery of a notice of termination. Such termination shall be immediately effective and Landlord shall be entitled to forthwith commence an action in summary proceedings to recover possession of the premises. Anything contained in this Lease to the contrary notwithstanding, on the occurrence of an event of default, Landlord shall not exercise any right or remedy under any provision of this Lease or applicable law unless and until: (a) the Landlord has given written notice thereof to the Tenant, and (b) the Tenant has failed, (i) if such default consists of a failure to pay money, to pay all such money within five (5) days after receipt of such notice, or (ii) in the event of default consists of something other than the failure to pay money to fully cure such event of default within fifteen (15) days after receipt of such notice or, if such default cannot be cured within fifteen (15) days and Tenant commences to cure the same within fifteen (15) days and to diligently thereafter pursue curing such default, to fully cure such event of default within thirty (30) days. In the event Landlord has sent three (3) or more notices of default to Tenant with any twelve (12) consecutive calendar months, Landlord shall have no further obligation to give Tenant written notice of any further default or to grant Tenant any opportunity to cure the same, except as otherwise provided by law. Except as set forth in this Section, Tenant waives all notice in connection with such termination, including by way of illustration but not limitation notice of intent to terminate, demand for possession or payment, and notice of re-entry.

17.3.

No receipt of money by the Landlord from the Tenant after the termination of this Lease shall reinstate, continue or extend the term, nor affect or waive any notice given by the Landlord to the Tenant prior to such receipt of money.

17.4.

Should Landlord at any time terminate this Lease, in addition to any other remedies it may have, it may recover from Tenant all damages it may incur by reason of any default, including the cost of recovering the Premises, reasonable attorneys’ fees, and damages equal to the amount of Rent which is payable for the remainder of the Term, discounted to the date of the default at the rate of 6% per annum, all of which amounts shall be accelerated and immediately due and payable from Tenant to Landlord. All rent due on or before the default, and all rent discounted as set forth above, shall bear interest from the date of default until paid in full in accordance with Section 17.14 hereof. Additionally, if Landlord has incurred any costs or expenditures to fit the Premises to the needs of Tenant and the Lease is terminated due to Tenant’s default, Tenant agrees to reimburse Landlord such costs and expenditures, including for purposes of illustration but not by way of limitation, expenditures for interior partitions, floor coverings, special paint, plaster or any counter, cabinet, shelving, paneling or other special work done at the request of Tenant and not previously paid for by Tenant, plus the estimated cost to Landlord of restoring the Premises to their original standard condition.

17.5.

If the event of default is for the nonpayment of Rent, Landlord may, as an alternative to terminating the Lease, serve a written demand for possession or payment. Unless paid in accordance with the demand for possession or payment, Landlord shall be entitled to possession of the Premises and Tenant shall have no further right to possession under the Lease. Tenant shall remain liable to Landlord for the payment of all Rent and other charges which Tenant has agreed to pay under this Lease throughout the remainder of its Term. Should Landlord elect to re-enter, as herein provided, it may from time to time, without terminating this Lease, make such alterations and repairs as may be necessary in order to relet the Premises, and relet said Premises or any part thereof for such term or terms (which may be for a term extending beyond the term of this Lease) and at such rental or rentals and upon such other terms and conditions as Landlord in its sole discretion may deem advisable. Upon each such reletting all rentals and other sums received by Landlord from such reletting shall be applied, first, to the payment of any indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs and expenses of such reletting, including reasonable brokerage fees and attorneys’ fees and of costs of such alterations and repairs; third, to the payment of Rent and other charges due from Tenant, and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable. If such rentals and other sums received from such reletting during any month be insufficient to pay the Rent and other charges due from Tenant, Tenant shall pay such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No such re-entry by Landlord shall be construed as an election on its part to terminate this Lease. Notwithstanding any such reletting without termination, Landlord may at any time hereafter elect to terminate this Lease for such previous breach. Tenant waives any further right to possession following re-entry by Landlord.

17.6.

Landlord’s rights, remedies and benefits provided by this Lease shall be cumulative, and shall not be exclusive of any other rights, remedies and benefits allowed by law. Except as otherwise expressly provided herein, each agreement, covenant, representation, warranty and obligation made in this Lease Agreement by or on behalf of Tenant, or in any instruments delivered pursuant hereto or in connection herewith (including all indemnities and obligations to repair and restore the Premises) shall survive the expiration or termination of this Lease and the consummation of the transactions provided for herein.

17.7.

The parties agree that they shall rely solely upon the terms of this Lease to govern their relationship. They further agree that reliance upon any representation, act or omission outside the terms of this Lease shall be deemed unreasonable, and shall not establish any rights or obligations on the part of either party.

17.8.

One or more waivers of any covenant of the Lease by either party shall not be construed as a waiver of a subsequent breach of the same covenant and the consent or approval by Landlord to or of any act by Tenant requiring Landlord’s consent or approval shall not be deemed a waiver of Landlord’s consent or approval to or of any subsequent similar act by Tenant. No breach of a covenant of this Lease shall be deemed to have been waived by Landlord, unless such waiver (i) is in writing signed by Landlord; (ii) identifies the breach, and (iii) expressly states that it is a waiver of the identified breach.

17.9.

No payment by Tenant or receipt by Landlord of a lesser amount than the full amount of the Rent then due shall be deemed to be other than on account of the earliest stipulated Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent be deemed an accord and satisfaction, and Landlord shall accept such check or payment without prejudice to Landlord’s right to recover the balance of the amount due or pursue any other remedy.

17.10.

Notwithstanding anything to the contrary, Tenant acknowledges and agrees that its obligation to pay Rent under this Lease is an independent covenant, and that such obligation to pay is not subject to setoff or recoupment in connection with any action for summary proceedings to recover possession of the Premises.

17.11.

Landlord and Tenant hereby waive trial by jury in connection with any action for summary proceedings to recover possession of the Premises. Further, Landlord and Tenant waive trial by jury in connection with any action arising out of or relating to the covenants of this Lease, with the exception of actions for personal injury or property damage.

17.12.

In the event that Landlord is required to bring an action arising out of the covenants of this Lease, or in the event Landlord undertakes an action for summary proceedings to recover possession of the Premises, Tenant agrees to pay Landlord such reasonable costs and attorneys’ fees as Landlord may incur in connection with such action.

17.13.

Tenant shall not be entitled to surrender the Premises to avoid liability for Rent due to the condition of the Premises or Project, nor shall any purported consensual surrender be effective unless expressly agreed to in a writing signed by the Landlord.

17.14.

Any Rent payable by Tenant to Landlord under this Lease not received within four (4) days after the same is due will bear interest at a per annum rate equal to eighteen percent (18%) or, if lower, the highest rate permitted by law. Such interest will be due and payable as Additional Rent within ten (10) days after demand, and will accrue from the date that such rent or other sums are payable under the provisions of this Lease until actually paid by Tenant.

18.	Surrender Of Premises On Termination

18.1.

At the expiration (or earlier termination) of the term hereof, Tenant will surrender the Premises broom clean and free from any Hazardous Materials and in as good condition and repair as they were at the time Tenant took possession, reasonable wear and tear excepted, and promptly upon surrender will deliver all keys and building security cards for the Premises to Landlord at the place then fixed for the payment of rent. All costs and expenses incurred by Landlord in connection with repairing or restoring the Premises to the condition called for herein, together with the costs, if any, of removing any Hazardous Materials or Tenant’s Facilities (as defined below) from the Premises, together with liquidated damages in an amount equal to the amount of minimum net rental plus all other charges which would have been payable by Tenant under this Lease if the term of this Lease had been extended for the period of time reasonably required for Landlord to repair or restore the Premises to the condition called for herein, shall be invoiced to Tenant and shall be payable as additional rental within five (5) days after receipt of invoice. The “Tenant Facilities” shall be all additions or improvements installed by the Tenant upon the Premises and all signs, trade fixtures, additions, improvements, changes or modifications to the base Building whether constructed or installed by the Landlord or the Tenant and designated as part of the Tenant’s property or facility by the Landlord at the time of the construction or installation thereof. The preceding sentence notwithstanding, Landlord reserves the right to designate by written notice to Tenant those Tenant Facilities which Landlord shall either keep or require Tenant to remove prior to, or at Landlord’s option, within six (6) months after, the expiration or termination of this Lease. If Landlord exercises its option of designating Tenant Facilities for removal by Tenant delivery of written notice thereof to Tenant, then the designated Tenant Facilities shall be removed by Tenant and Tenant shall promptly repair any damage to the Premises and restore the Premises to the condition it was prior to the installation or construction of the designated Tenant Facilities. In the event that Tenant fails to thus restore the Premises as above provided, Landlord shall have the right to restore the Premises and shall be reimbursed for any reasonable costs or expenses incurred as a result thereof in accordance with the provisions of this Section.

19.	Performance By Landlord Of The Covenants Of Tenant

19.1.

If Tenant fails to pay any money or to perform any covenant required by this Lease after written notice and failure to cure, Landlord shall have the right, but not the obligation, to make such payment or perform such act. All sums so paid or incurred by Landlord and all incidental costs, including without limitation the cost of repair, maintenance or restoration of the Premises, shall be deemed Additional Rent and shall be due and payable on the next Rent Day.

20.	Subordination; Estoppel Certificates

20.1.

This Lease is subject and subordinate to the lien of any mortgage or mortgages, and all renewals, modifications, consolidations, replacements and extensions of any mortgage or mortgages, now or hereafter placed upon Landlord’s interest in the Project. This clause shall be self-operative and no further instrument of subordination is necessary. Despite the foregoing, Tenant shall execute and deliver, within fifteen business (15) days after requested, such further instrument or instruments confirming subordination as requested by Landlord.

20.2.

In the event of subordination of this Lease, Landlord shall condition the subordination upon the customary agreement of the mortgagee or lessor that in the event of foreclosure or the assertion of any other rights under the mortgage or lease, this Lease and the rights of Tenant hereunder shall continue in effect and shall not be terminated or disturbed so long as Tenant continues to perform and is not in default under this Lease.

20.3.

If any proceedings are brought for foreclosure, or in the event of the conveyance by deed in lieu of foreclosure, or in the event of the exercise of the power of sale, Tenant hereby attorns to, and shall execute any instrument in writing reasonably satisfactory to the new owner, attorning to such successor in interest and recognizing such successor as the Landlord under this Lease.

20.4.

Tenant, within fifteen business (15) days after request by Landlord, will execute and deliver to Landlord, an estoppel certificate, in form acceptable to Landlord, certifying: (i) the Commencement Date and Termination Date; (ii) that this Lease is unmodified and in full force and effect, or is in full force and effect as modified, stating the modifications; (iii) that the Lease is not in default, or listing any such defaults and that Tenant does not claim any rights of setoff, or listing such rights of setoff; (iv) the amount of Rent due as of the date of the certificate, the date to which the Rent has been paid in advance, and the amount of any Security Deposit or prepaid Rent; and (v) to such other matters as may be reasonably requested by Landlord. Any such certificate may be relied on by any prospective purchaser, mortgagee or lessor of the Project.

20.5.

Tenant agrees to give any mortgagee(s), by registered mail, a copy of any such notice of default served upon the Landlord, provided that prior to such notice, Tenant has been notified, in writing (by way of Notice of Assignment of Rents and Leases, or otherwise), of the address of such mortgagee(s), Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) shall have an additional thirty (30) days within which to cure such default or if such default cannot be cured within that time, then such additional time as may be necessary if within such thirty (30) days, any mortgagee has commenced and is diligently pursuing the remedies necessary to cure such default, (including, but not limited to, commencement of foreclosure proceedings, if necessary, to effect such cure) in which event this Lease shall not be terminated while such remedies are being so diligently pursued.

21.	Holding Over

21.1.

If Tenant remains in possession of the Premises after the Termination Date with or without the consent of Landlord, it will be deemed to be occupying the Premises as a tenant from month to month, subject to all the covenants of this Lease to the extent that they can be applied to a month-to-month tenancy, except that the Monthly Installment of Base Rent for each month will be one hundred fifty (150%) percent of the Holdover Base (as defined below) if Landlord has not executed a lease or letter of intent for the Premises with a tenant other than Tenant, and will be two hundred fifty (250%) percent of the Holdover Base if Landlord has executed a lease or letter of intent for the Premises with a tenant other than Tenant. The Holdover Base shall be greater of: (a) the regular Monthly Installment of Base Rent payable for the last month of the Term of this Lease; or (b) the then prevailing market rates of rent for the Project determined by Landlord in its sole and absolute discretion. In the event Tenant shall remain in possession of the Premises for a period of more than thirty (30) days following the Termination Date, Tenant shall indemnity, defend, and hold Landlord harmless from all loss or liability (including, without limitation, any loss or liability resulted from any claim against Landlord made by any succeeding tenant) resulting from Tenant’s failure to surrender the Premises to Landlord within thirty (30) days of the Termination Date and losses to Landlord due to lost opportunities to lease the Premises to succeeding tenants.

22.	Security Deposit

22.1.

Tenant has deposited the amount set forth in Section 1.16 (Security Deposit) with Landlord to secure Tenant’s performance of its Lease obligations. If Tenant defaults Landlord may, without prejudice to Landlord’s other remedies and without notice to Tenant, apply part or all of the Security Deposit to cure Tenant’s default. If Landlord so uses part or all of the Security Deposit, then Tenant shall within ten (10) days after written demand, pay Landlord the amount used to restore the Security Deposit to its original amount. Landlord shall not be obligated to keep the Security Deposit as a separate fund, but may mix the said security with its own funds. Any part of the Security Deposit not used by Landlord as permitted by this paragraph shall be returned to Tenant, without interest, within sixty (60) days after the Lease ends. If Landlord sells the Building and transfers the Security Deposit to the purchaser, Landlord shall be relieved of any liability for the Security Deposit. In addition, Tenant agrees that any mortgagee, mortgagee in possession or other successor in title shall have no liability or obligation to return or otherwise account for any Security Deposit to Tenant unless the Security Deposit has been actually received by such person as a Security Deposit for Tenant’s performance under this Lease.

23.	Indemnification

23.1.

Tenant shall, at its expense, indemnity and defend Landlord, its licensees, invitees, agents, employees, servants, and contractors, from any loss, damage, claim, liability or expense, (including attorney fees) of any kind, type or description, including without limitation, claims for bodily injury, disease, death, property damage or environmental clean-up arising directly or indirectly out of or in connection with the condition of the

Premises during the Term of the Lease, the use or misuse thereof by Tenant or any other person, during the Term of the Lease, the acts or omissions of Tenant, its servants, agents, employees or contractors during the Term of the Lease, the failure of Tenant to comply with any covenant of this Lease, or any other event on or relating to the Premises, whatever the cause during the Term of the Lease.

24.	Definition Of Landlord; Landlord’s Liability

24.1.

The term “Landlord” as used in this Lease is limited to mean and include only the owner or owners of the Premises at the time in question, and in the event of any sale or transfer of Landlord’s interests in the Project, the Landlord herein named (and in case of any subsequent transfers or conveyances the then grantor) will automatically be released of all liability for the performance of any covenants contained in this Lease, accruing after the date of transfer (provided same are assumed in writing by the transferee).

24.2.

If Landlord fails to perform any covenant of this Lease, and as a consequence of such default Tenant recovers a money judgment against Landlord, such judgment may be satisfied only out of the proceeds of sale received upon execution of such judgment and levied against the interest of Landlord in the Project and out of the undistributed rents or undistributed sales proceeds from the Project, and Landlord shall not be liable, personally or otherwise, for any deficiency.

24.3.

Landlord shall not be liable to Tenant for any acts or omissions of persons occupying the Building, nor for any damage to property entrusted to employees of the Building, nor resulting from any accident or occurrence in the parking area, nor for loss or damage to any property by theft or otherwise, nor for any injury or damage to persons or property resulting from any cause of whatsoever nature.

25.	Parking

25.1.

Tenant agrees to be bound by parking regulations in effect on the Project from time to time. Tenant and its agents, employees, customers, licensees and invitees shall have the non-exclusive right to use in common with Landlord and all other tenants and occupants of the Building and their respective agents, employees, customers, licensees and invitees, the Common Area parking garage and loading dock facilities, if any, on the Land, and all driveways, entrances and exits located within the Project necessary to provide a means of ingress and egress to and from the Premises. However, in no event shall Tenant permit its employees, licensees, invitees or other occupants to use more than one (1) reserved parking space in the parking garage (which space shall be selected by Landlord in Landlord’s sole discretion) and eight (8) unreserved parking spaces in the parking garage. Landlord shall have the right to designate certain parking spaces in the Garage for the exclusive use of others.

26.	Signs

26.1.

Landlord, at Tenant’s expense, shall place Tenant’s name on the interior building directory sign. No signs, lighting, lettering, pictures, notices, advertisements, shades, awnings or decorations will be displayed, used or installed by Tenant except as approved in writing by Landlord, which approval shall not be unreasonably withheld. All such materials displayed in and about the Premises will be such only as to advertise the business carried on upon the Premises and Landlord will control the location, character and size thereof. Tenant shall not cause or permit to be caused any advertising materials or methods which are reasonably objectionable to Landlord or to other tenants of the Building, including without limiting the generality of the foregoing: loudspeakers, mechanical or moving display devices, unusually bright or flashing lights and similar devices the effect of which may be seen or heard from outside the Premises.

27.	General

27.1.

The Lease can be modified or amended only by a written agreement signed by the Landlord and Tenant. Landlord may unilaterally amend the Rules and Regulations by giving Tenant thirty (30) days prior written notice of such modification or amendment, provided the amended Rules and Regulations are uniform and commercially reasonable.

27.2.	Time is of the essence in this Lease with respect to the performance of all covenants.

27.3.

There are no representations with respect to the condition of the Project, rents, leases, Operating expenses, Real Estate Taxes or any other matter related to the Premises except as expressly set forth in this Lease, and no rights, easements or licenses are acquired by Tenant by implication or otherwise.

27.4.

Landlord reserves the right to relocate Tenant in other comparable space in the Project at any time before or after the Commencement Date, upon not less than sixty (60) days prior written notice to Tenant. Landlord shall pay the reasonable cost of moving Tenant to new space. If Tenant does not wish to accept such relocation, Tenant may object thereto by written notice to Landlord within ten (10) days after the notice from Landlord. In the event Tenant fails to object within such ten (10) day period, Tenant shall be deemed to have accepted the relocation. In the event Tenant so objects, Landlord may rescind the notice of intention to relocate Tenant or may reaffirm said intention, in which event Tenant may terminate this Lease by written notice to Landlord within five (5) days after the affirmation notice from Landlord. In the event Tenant fails to notify Landlord of its termination within such five (5) day period, it shall be deemed to have accepted the relocation. If Tenant terminates this Lease pursuant this paragraph, Tenant must vacate the Premises within sixty (60) days following Tenant’s notice to Landlord of termination.

27.5.

All questions with respect to the construction of this Lease shall be determined in accord with the laws of the State of Florida. Except for the terms otherwise defined herein, the language in all parts of this Lease shall be construed, in all cases, according to its plain meaning. The parties acknowledge that each party and its counsel have reviewed this Lease, and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party, shall not be employed in the interpretation of this Lease or any document executed in connection herewith. The division of this Lease into articles, sections, subsections, rider and exhibits is for the convenience of reference only and shall not affect the interpretation or construction of this Lease.

27.6.

Reference in this Lease to persons, entities and items have been generalized. Therefore, reference to a single person, entity or item will also mean more than one person, entity or thing whenever such usage is appropriate (for example, “Tenant” may include, if appropriate, a group of persons acting as a single entity, or as tenants-in-common). Similarly, pronouns of any gender should be considered interchangeable with pronouns of other genders.

27.7.	This Lease shall be binding on successors and assigns.

27.8.

Tenant, and each person executing this Lease on behalf of Tenant, hereby warrant and represent to Landlord that Tenant is validly organized and existing and authorized to do business under the laws of the State of Florida, that the Tenant has full power and lawful authority to enter into this Lease, and that the execution of this Lease by such individual is legally binding upon the Tenant in accordance with its terms. Landlord, and each person executing this Lease on behalf of Landlord, hereby warrant and represent to Tenant that Landlord is validly organized and existing and authorized to do business under the laws of the State of Florida, that Landlord has full power and lawful authority to enter into this Lease, and that the execution of this Lease by such individual is legally binding on the Landlord in accordance with its terms. Annually and at any other time reasonably requested by Landlord, Tenant shall promptly furnish Landlord (and in any event within fifteen (15) days after Landlord’s request) financial statements (including balance sheets, income statements, statements of cash flows, statements of equity and all accompanying notes) reflecting Tenant’s, Guarantor’s and each subtenant’s and other occupant’s current financial condition. All such financial statements shall be in such form and contain such detail as Landlord shall reasonably request.

27.9.

If any covenant of this Lease shall be invalid, illegal or unenforceable, such covenant shall be enforced to the fullest extent permitted by applicable law, and the validity, legality and enforceability of the remaining covenants shall not in any way be affected or impaired.

27.10.

Landlord represents and warrants to Tenant, that there are no claims for brokerage commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts or actions of Landlord except for (“Landlord’s Broker”) and Landlord agrees to indemnify Tenant and hold it harmless from all liabilities arising from an alleged agreement or act by Landlord (including, without limitation, the cost of counsel fees in connection therewith); such agreement to survive the termination of this Lease. Tenant represents and warrants to Landlord that there are no claims for brokerage commissions or finder’s fees in connection with this Lease as a result of the contracts, contacts or actions of Tenant except for Amerivest Realty (“Tenant’s Broker”), and Tenant agrees to indemnify Landlord and hold it harmless from all liabilities arising from any such claim arising from an alleged agreement or act by Tenant (including, without limitation, the cost of counsel fees in connection therewith); such agreement to survive the termination of this Lease . Landlord agrees that it shall pay to Landlord’s Broker the commission due as a result of this Lease (the “Commission”) pursuant to the terms of a separate agreement.

27.11.

RADON GAS. Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.

(signatures begin on the next page)

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease on the Lease Date.

WITNESSES:	LANDLORD:

SOUTHERN HOLDINGS 3, LLC, A Delaware limited liability company
/s/ Daniel Fisher
Print Name: Daniel Fisher

By: /s/ Kevin Bergman
/s/ Michael Bader	Name: Kevin Bergman
Print Name: Michael Bader	Title: VP

TENANT:

ENSEMBLE RCM LLC, a Delaware limited liability company

, d/b/a Ensemble Health Partners

/s/ Ryan Beasley
Print Name: Ryan Beasley

By: /s/ Judson Ivy
/s/ Justin D. Shafer	Name: Judson Ivy
Print Name: Justin D. Shafer	Title: CEO

INDEX OF EXHIBITS

Exhibit A-1	Floor Plan and Site Plan

Exhibit A-2	Rent Schedule

Exhibit B	Rules and Regulations

Exhibit C	Prohibited Uses